Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-240118) of BioXcel Therapeutics, Inc., and

(2) Registration Statements (Form S-8 Nos. 333-235282 and 333-238580) pertaining to the 2017 Equity Incentive Plan and the 2020 Incentive Award Plan and 2020 Employee Stock Purchase Plan of BioXcel Therapeutics, Inc.

of our report dated March 10, 2022, with respect to the financial statements of BioXcel Therapeutics, Inc. included in this Annual Report (Form 10-K) of BioXcel Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young, LLP

Stamford, Connecticut

March 10, 2022